Exhibit 5.4
January 25, 2006
Board of Directors
Ashford Hospitality Trust, Inc.
14185 Dallas Parkway
Dallas, Texas 75254
Ladies and Gentlemen:
     We are acting as Maryland counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-3, as amended, File No. 333-114283 (the “Registration Statement”) previously declared effective by the Securities and Exchange Commission, relating to the public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated September 15, 2004 which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion letter is rendered in connection with the proposed public offering of up to 12,107,623 shares of Common Stock of the Company (the “Shares”), as described in the Prospectus and a prospectus supplement dated January 19, 2006 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Charter of the Company, as certified by the Maryland State Department of Assessments and Taxation on January 18, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

Board of Directors
Ashford Hospitality Trust, Inc.
January 25, 2006

4.	An executed copy of the Underwriting Agreement dated January 19, 2006 among the Company and the several Underwriters to be named therein, for whom Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated will act as representatives (the “Underwriting Agreement”).

5.	Certain resolutions of the Board of Directors of the Company (the “Board”) adopted at meetings held on March 23, 2004, August 3, 2004, September 12, 2005 and of the pricing committee thereof on January 19, 2006, as certified by the Secretary of the Company on the date hereof as being accurate and in effect, relating, among other things, to the authorization of the Underwriting Agreement and the issuance of the Shares thereunder.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Underwriting Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the pricing committee thereof, the Shares will be validly issued, fully paid, and nonassessable.

Board of Directors
Ashford Hospitality Trust, Inc.
January 25, 2006

     This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K (the “Form 8-K”), which will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours, /S/ HOGAN & HARTSON L.L.P. HOGAN & HARTSON L.L.P.